Exhibit 99

News Release

For Immediate Release February 7, 2008	Contact:	Investor Relations	(419) 627-2227

CEDAR FAIR REPORTS RESULTS FOR 2007

•	NET REVENUES INCREASE TO $987 MILLION

•	GENERATES A RECORD $341 MILLION IN ADJUSTED EBITDA

•	PROVIDES POSITIVE OUTLOOK FOR 2008

SANDUSKY, OHIO, February 7, 2008 — Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for its fourth quarter and year ended December 31, 2007. The 2006 comparable figures include the results of the Paramount Parks since their acquisition from CBS Corporation on June 30, 2006.

Cedar Fair’s combined operations generated full-year revenues of $987.0 million, with income before taxes of $9.7 million and a net loss of $4.5 million, or $0.08 per diluted limited-partner (LP) unit. In 2006, combined revenues for the company were $831.4 million, with income before taxes of $126.6 million and net income of $87.5 million, or $1.59 per diluted LP unit. Included in the 2007 results is a non-cash impairment charge of $54.9 million, or $1.00 per diluted LP unit, relating to the Geauga Lake restructuring.

Adjusted EBITDA, which management believes is a meaningful measure of the company’s park-level operating results, increased 9.8% to $340.7 million from $310.3 million a year ago. See the attached table for a reconciliation of adjusted EBITDA to net income.

“I am pleased to report that 2007 was another very successful year for the company,” said Dick Kinzel, Cedar Fair’s chairman, president and chief executive officer. “This was a year of transformation for Cedar Fair as we continued to integrate the newly acquired parks into our existing portfolio of assets. In 2007, our combined parks entertained more than 22 million visitors and generated an average in-park guest per capita spending of $40.60, up 5% from 2006. The result of this solid operating performance was a record $341 million in adjusted EBITDA.”

Kinzel added, “The integration of our new parks continues to go well and we are where we expected to be on a combined basis at this point in the process. Although not all of the new parks performed to our expectations in 2007, we saw significant growth in guest per capita spending and we continued to meet our planned cost savings and synergies.”

After depreciation, amortization and other non-cash costs, operating income for the year, on a combined basis, was $154.6 million compared with $219.5 million in 2006. Cash operating costs in 2007 totaled $646.3 million versus $521.1 million in the prior year, while non-cash costs, including the $54.9 million charge for impairment of assets, totaled $186.1 million compared to $90.8 million in 2006.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Reports Results for 2007

February 7, 2008

“As we indicated in the third quarter, the non-cash impairment charge recognized during the year was necessary to properly account for the change in strategy at our Geauga Lake property in Aurora, Ohio,” said Kinzel. “Our plans to relocate certain rides and attractions to more profitable locations and to market the excess assets of the park are progressing as planned. We have already relocated a significant number rides to other Cedar Fair parks for the upcoming 2008 season, and we remain confident that we will be able to operate a profitable water park at Geauga Lake while generating greater value from these relocated rides and available land.”

For the year, interest expense increased $57.3 million to $145.6 million due to a full year of interest on the acquisition financing compared to only six months in 2006. In 2007, a provision for taxes of $14.2 million was recorded to account for the tax attributes of our corporate subsidiaries and publicly traded partnership (PTP) taxes, compared to a provision of $39.1 million in 2006. After interest expense and provision for taxes, combined net loss for the year totaled $4.5 million, or $0.08 per LP unit. In 2006, the company reported net income of $87.5 million, or $1.59 per LP unit.

“Given the significant decrease in net income between years, I believe it’s again important to reiterate how we operate and manage the financial aspects of our business,” said Kinzel. “Our focus is to generate adequate cash flow through our daily operations to cover all cash requirements and to support our quarterly distribution payments while continuing to invest in our properties for the long-term. When reviewing net income, it’s important to consider the non-cash accounting line items that are also included in this amount that have no impact on our cash flow requirements for capital expenditures and distribution payments. This is why we believe adjusted EBITDA is a meaningful measure of park-level operating profitability. When reviewing and discussing free cash flow we use adjusted EBITDA as a beginning point, but also take into consideration cash payments made for interest, taxes, capital expenditures and, finally, distributions. After reviewing projected cash flow, we feel confident in our ability to meet our cash flow requirements for the foreseeable future, including distributions.”

Same-Park Comparison (excluding acquisition benefit)

For comparison, excluding the effects of the acquisition and corporate costs, Cedar Fair’s 2007 full-year results generated adjusted EBITDA of $224.1 million compared to $203.6 million in 2006, on a same-park basis. The increase in adjusted EBITDA is the result of a $19.1 million, or 3%, increase in revenues to $584.2 million, and a $1.5 million decrease in cash operating costs to $360.1 million.

The increase in revenues is the result of a 5% increase in average in-park guest per capita spending and a 1%, or $1.3 million, increase in out-of-park revenues. These gains were offset slightly by a 2% decrease in combined, same-park attendance. “Our Northern Region produced solid increases in guest per capita spending and out-of-park revenues, largely due to the successful introduction of world-class roller coasters at both Cedar Point and Valleyfair,” said Kinzel. “Attendance at these two parks, as well as Dorney Park, was also up between years, which more than offset attendance shortfalls at our other parks in the region. Revenues on a same-park basis in our Western Region were also up from a year ago, the result of solid increases in guest per capita spending levels at those parks.”

The decrease in cash operating costs between years was primarily attributable to reduced cash operating costs at Geauga Lake in 2007, offset somewhat by higher cash operating costs at Knott’s Berry Farm.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Reports Results for 2007

February 7, 2008

Fourth Quarter Results

For the fourth quarter, net revenues on a combined basis decreased $4.4 million to $115.4 million from $119.9 million a year ago. Combined operating loss for this same period was $19.6 million compared to an operating loss of $1.9 million in the fourth quarter a year ago. The higher operating loss is largely attributable to a $15.7 million non-cash charge for impairment of assets relating to the Geauga Lake restructuring. This represents additional impairment above the $39.2 million charge that was recognized in the third quarter, resulting from changes in certain estimates and changes in management’s plans related to the disposition of certain assets.

After interest expense, which was down $3.2 million between years, and a benefit for taxes in the period, net loss for the quarter was $9.0 million, or $0.17 per LP unit, in 2007 compared to a net loss of $30.0 million, or $0.56 per LP unit, last year.

Kinzel explained the operating results for the current fiscal fourth quarter, which began on October 1, 2007, was negatively impacted by fewer operating days when compared with last year’s fourth quarter, which began on September 25, 2006. During this additional week the company’s seasonal amusement parks were open weekends only, while the year-round properties (Knott’s Berry Farm, Castaway Bay and Star Trek: The Experience) were in operation for the full week. “The additional operating days in the fourth quarter of 2006 provided a benefit to revenues in that period of approximately $14 million as well as an additional 304,000 guest visits,” said Kinzel.

“In general, we are pleased with the performance of our parks in the fourth quarter,” he continued. “In 2007, we continued to see growth in our fall season, something we’re very excited about. Several of our legacy parks, including Cedar Point, performed very well in October, as did some of the new parks in the Northern Region. Our fall season has become increasingly more important to our overall operating results and we believe continued expansion of the events and operations around this part of the season will provide us with additional opportunities for growth.”

2008 Outlook

For the 2008 season, Kinzel reported that the company will be investing $88 million in capital improvements across its properties, highlighted by the addition of new world-class roller coasters at Canada’s Wonderland, Knott’s Berry Farm, Kings Dominion, Dorney Park and Michigan’s Adventure. In addition, the company is expanding the water park at Carowinds and introducing a new children’s area at Cedar Point and a new thrill ride at California’s Great America. “We will continue our long-term strategy of continually reinvesting in our parks to improve the guest experience,” said Kinzel. “We remain in solid shape to invest capital in our parks as planned, while maintaining our regular quarterly cash distributions to our unitholders and managing our debt levels.”

Commenting on expectations for 2008, he added, “We believe we are off to a positive start in 2008. We are now a more geographically diversified company. After our first full year of operating the new parks, we have learned from what worked and what didn’t work, and we have a marketing program in place at each of our parks for the upcoming season which reflects those conclusions. For the full year, we expect to generate revenues of $990 million to $1.02 billion, driven primarily by improvements in attendance and in-park guest per capita spending across our parks, as well as continued growth in accommodations revenues at our resort properties. Based on

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Reports Results for 2007

February 7, 2008

revenue expectations and continued disciplined expense control, we expect to generate full-year adjusted EBITDA in the $340-355 million range. With these results, we should be well positioned to achieve our goal of continued reinvestment in our properties and growth in cash distributions to our unitholders over the long-term.”

Management will host a conference call with analysts today, February 7, 2008, at 2:00 p.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 5:00 p.m. ET, Thursday, February 7, 2008, until 11:59 p.m. ET, Thursday, February 21, 2008. In order to access the replay of the earnings call, please dial 1-800-406-7325 followed by the access code 3831139.

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Partnership owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the company’s Northern Region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the Southern Region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; Great America; and Gilroy Gardens, which is managed under contract. Also included in that region is Star Trek: The Experience, a Las Vegas-based interactive adventure.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership’s expectations. In addition, risks and uncertainties concerning the acquisition of the Paramount Parks include, but are not limited to the ability of the Partnership to combine the operations and take advantage of growth, savings and synergy opportunities.

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(Table Follows)

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair, L.P. Reports Results for 2007 and Outlook for 2008

February 7, 2008

Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit)	12/31/07	12/31/06	12/31/07	12/31/06
Net revenues:
Admissions	$70,298	$69,906	$552,145	$459,475
Food, merchandise and games	37,863	42,344	360,055	306,914
Accommodations and other	7,286	7,616	74,773	65,000

Total net revenues	115,447	119,866	986,973	831,389
Cash operating costs and expenses	105,440	109,031	646,305	521,115

Adjusted EBITDA (a)	10,007	10,835	340,668	310,274
Depreciation and amortization	13,448	12,699	130,623	90,703
Equity-based compensation	513	19	576	75
Impairment loss on fixed assets	15,680	—	54,898	—

Operating income (loss)	(19,634)	(1,883)	154,571	219,496
Interest expense	34,934	38,087	145,568	88,294
Loss on early extinguishment of debt	—	—	—	4,697
Other (income)	(2,802)	(5)	(735)	(59)

Income (loss) before taxes	(51,766)	(39,965)	9,738	126,564
Provision (benefit) for taxes	(42,737)	(9,983)	14,229	39,087

Net income (loss)	$(9,029)	$(29,982)	$(4,491)	$87,477

Weighted average units outstanding - diluted	54,236	53,775	54,200	54,872

Per limited partner unit:
Net income (loss) - diluted	$(0.17)	$(0.56)	$(0.08)	$1.59
Cash distributions paid	$0.48	$0.47	$1.90	$1.87

Balance Sheet Data:
Total assets			$2,415,568	$2,510,921
Total long-term debt			1,752,911	1,777,163
Total partners' equity			285,142	410,615

Cedar Fair, L.P. Reports Results for 2007 and Outlook for 2008

February 7, 2008

Cedar Fair, L.P.

RECONCILIATION TO ADJUSTED EBITDA

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands)	12/31/07	12/31/06	12/31/07	12/31/06
Net income (loss)	$(9,029)	$(29,982)	$(4,491)	$87,477
Interest expense	34,934	38,087	145,568	88,294
Loss on early extinguishment of debt	—	—	—	4,697
Provision (benefit) for taxes	(42,737)	(9,983)	14,229	39,087
Depreciation and amortization	13,448	12,699	130,623	90,703
Other (income)	(2,802)	(5)	(735)	(59)
Equity-based compensation	513	19	576	75
Impairment loss on fixed assets	15,680	—	54,898	—

Adjusted EBITDA (a)	$10,007	$10,835	$340,668	$310,274

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.